Exhibit 16


January 31, 2002


Securities and Exchange Commission
Mail Stop 11-3
450 Fifth Street, NW
Washington, D.C. 20549


Dear Sirs/Madams:

We have read and agree with the comments in Item 4 of Form 8-K of Video Update, Inc. (the Company) dated December 20, 2001, except that we do not have a basis upon which to agree or disagree with the comments made in the third paragraph, the first and third sentences of the tenth paragraph, and the comments as to the approval of Singer's engagement by the New Board in the second sentence of the tenth paragraph.

Yours truly,

/s/Deloitte & Touche LLP